EXHIBIT 99.1

Ed Barham Named CEO of Bank of Virginia

MIDLOTHIAN, Va., Aug. 5, 2015 (GLOBE NEWSWIRE) -- Jack Zoeller, President and CEO of Cordia Bancorp Inc. (Nasdaq:BVA), parent of Bank of Virginia, today announced the hiring of O.R. (Ed) Barham, Jr. as President and Chief Executive Officer of the Bank. Mr. Barham, former CEO of StellarOne Corporation, will take over the Bank's operations and be based in Richmond. He will report to Mr. Zoeller, who continues as Chairman of the Bank and CEO of Cordia Bancorp and CordiaGrad. Mr. Barham will also be appointed to the Bank's board of directors.

"Ed is a talented and highly successful Virginia banking executive with decades of experience in strategically growing a small community bank into a multi-billion dollar bank with a statewide presence. We are fortunate to have him join us," said Mr. Zoeller.

Mr. Barham served as CEO of StellarOne in Charlottesville for five years prior to its merger with Union First Market Bankshares in 2013. Prior to that he served in Culpepper, Virginia, as CEO of Virginia Financial Group from 2002 to 2008, CEO of Virginia Commonwealth Financial Corporation from 1998 to 2002, and CEO of Second Bank & Trust from 1996 to 1998. He began his career at Bank of America where he held credit and lending positions in North Carolina.

"I am excited to be joining the Bank of Virginia team," said Mr. Barham. "The board and the management are among the highest caliber I have encountered. Their hard work and dedication have positioned the company well. I look forward to our future growth."

About Cordia Bancorp

Cordia Bancorp Inc. is a public bank holding company founded in 2009 seeking to invest in community banks and pursue organic and strategic growth in the Mid-Atlantic banking market. Bank of Virginia provides retail banking services to individuals and commercial customers through six full-service banking locations in the greater Richmond market, including Chesterfield and Henrico Counties and Colonial Heights, Virginia. CordiaGrad provides student loan refinancing online through www.cordiagrad.com and has offices in Midlothian, VA and Washington, DC.

For more information about Cordia Bancorp, Bank of Virginia and CordiaGrad, visit our websites: www.cordiabancorp.com, www.bankofva.com and www.cordiagrad.com.

DISCLAIMER

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's periodic filings with the Securities Exchange Commission. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.

CONTACT: Jack Zoeller, Chairman, 804-763-1333